                                                                   EXHIBIT 10.86

                                  EXHIBIT 10.86

                                    BILL YORK
                              EMPLOYMENT AGREEMENT

                                                                   Exhibit 10.86

                             CYTOTHERAPEUTICS, INC.
                          701 George Washington Highway
                                Lincoln, RI 02865
                                  401-288-1000

                                 March 20, 1998

Billie M. York, Ph.D.
6532 Castle Pines Road
Fort Worth, TX  76132

Dear Bill:

      This letter will confirm our offer to you of employment with CytoTherapeutics, Inc. (the "Company") under the terms and conditions that follow:

      1. Position and Duties. As of the date of this letter, you will become an employee of the Company, available to answer questions and provide advice to the Company from your current location or while traveling, as your current schedule permits. As of April 20, 1998, (the "Full-Time Date"), you will be employed by the Company hereunder on a full-time basis as Executive Vice President. As Executive Vice President, you will exert your full-time best efforts to promote and protect the business interests of the Company. Your initial responsibility will be to oversee the Company's efforts to apply our encapsulated cell and stem cell technologies toward possible development of treatments for certain diseases and disorders of the eye and ear. If the Company determines to conduct such efforts through a subsidiary, you shall serve as chief executive officer of such subsidiary. More generally, you shall fulfill such responsibilities as the Company may reasonably determine consistent with your position as an Executive Vice President. You will report directly to the Company's Chief Executive Officer.

      2. Salary and Bonus. For all services that you perform for the Company and its Affiliates (as defined in Section 6(g)(ii)), the Company will compensate you during your employment in accordance with this Paragraph 2. For the period between now and the Full-Time Date, you will be paid Two Thousand Dollars ($2,000). Thereafter, your base salary will be at the rate of Two Hundred Thirty Thousand Dollars ($230,000) per year. Your performance and compensation will be reviewed at least annually by the Chief Executive Officer and the Compensation Committee of the Board. In addition to your base salary, you will be eligible, at the end of each calendar year, beginning with calendar 1998, during your employment hereunder, for a bonus of up to twenty percent (20%) of your base salary, the amount of each such bonus being determined by the Board in its discretion on the basis of your performance hereunder or (if mutually agreed) on the basis of the attainment of specific performance objectives, provided, however, that the Company hereby agrees that, with respect to calendar year 1998, you shall receive the full amount of such bonus ($46,000).

      3. Stock Options. Through the Company's 1992 Equity Incentive Plan (the "Incentive Plan"), and subject to the terms and conditions of such Plan, you are hereby granted, as of the date of this letter, an option to acquire 150,000 shares of the common stock of the Company at the fair market value of such shares on the date of this letter, as determined by the Board. Subject to your continued employment by the Company, the Time-Based Option will vest as follows:
(i) 37,500 of the shares will vest on the Full-Time Date and (ii) the remaining 112,500 shares shall vest at the rate of 2,344 shares per month (2,332 shares in the final month) on the last day of each month during the ensuing forty-eight months. Except as otherwise expressly provided herein, the Time-Based Option shall be governed by the terms of the Incentive Plan, as in effect from time to time.

      4. Relocation and Relocation Allowance. Promptly following the Full-Time Date, you will establish your principal office at the Company's offices in Rhode Island and a temporary residence for yourself within driving distance of such office. When the Company has determined the principal location for the activities you will be managing, you will relocate permanently to such location. The Company will cover all reasonable costs of your temporary housing and related expenses for so long as such principal location is undefined and shall pay you $50,000 for your permanent relocation at the time of such relocation.

      5. Benefits. Commencing as of the Full-Time Date, you will be entitled to participate in any and all employee benefit plans from time to time in effect for senior management of the Company generally, except to the extent that such plans are duplicative of benefits otherwise provided to you under this Agreement. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and
(iii) the discretion of the Board and plan administrators, as provided for in or contemplated by such plan. The Company will provide you with a leased automobile and cover the cost of professional memberships to the extent consistent with Company policy for its senior executives. Prior to your permanent relocation to within driving distance of the Company's principal offices, the Company will reimburse you for the cost of one round trip per month to Texas. The Company expects that these trips will, to the extent possible, be scheduled to coincide with Company business. The Company will provide you with four weeks vacation per year. The Company shall reimburse you for all expenses reasonably incurred by you in connection with your performance of your duties hereunder on a basis consistent with Company policies.

      6. Confidentiality and Restricted Activities. You agree that some restrictions on your activities during and after employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

            a. During your employment and for 10 years thereafter, except as required by applicable law or for the proper performance of your duties and responsibilities to the

Company, you shall not use or disclose to any Person any Confidential Information, as defined below. This restriction shall continue to apply for 10 years after your employment terminates, regardless of the reason for such termination.

            b. While you are employed by the Company and for a period of one (1) year thereafter, you will not, directly or indirectly, engage in any activity, whether as owner, partner, investor, consultant, employee, agent or otherwise, that is competitive with the business of the Company or its Affiliates, provided, however, that nothing contained in this paragraph shall prohibit you from owning up no more than one percent (1%) of the outstanding stock of any publicly traded company.

            c. While you are employed by the Company and for a period of one (1) year thereafter, you will not, directly or indirectly, hire or attempt to hire any employee of the Company or its Affiliates, assist in such hiring by any Person or otherwise solicit, induce or encourage any employee of the Company or any of its Affiliates to terminate his or her relationship with them.

            d. You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other Person with whom you have an agreement or duty to keep in confidence information acquired by you in confidence, if any. You also agree that you will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer or other Person, unless consented to in writing by such employer or other Person.

            e. All documents, records, tapes, software and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company and its Affiliates. You agree to safeguard all Documents and to surrender to the Company at the time your employment terminates, or at such earlier time or times as the Board may specify, all Documents and other property of the Company and its Affiliates (including without limitation, devices and equipment) then in your possession or control.

            f. You agree that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by you of the covenants contained in this Paragraph 6, without having to post bond. In the event that any provision of this Paragraph 6 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

            g. For purposes of this Agreement:

                  i. A business shall be deemed to be competitive with the Company or its Affiliates if it engages or proposes to engage in any business activity which is (A) utilizing or seeking to develop technology capable of utilizing the transplantation of cells as a therapeutic agent for the diagnosis, prevention or treatment of human disease, injury or condition or (B) in any field the Company or any of its Affiliates is then pursuing or then has in contemplation or planning.

                  ii. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

                  iii. "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, production and marketing activities of the Company and its Affiliates, (ii) the products and services of the Company and its Affiliates, (iii) their patents, trade secrets, licenses and intellectual property, patients and clinical trials; (iv) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (v) the identity and special needs of the customers of the Company and its Affiliates and (vi) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received belonging to others with any understanding, express or implied, that it would not be disclosed. Confidential Information does not include, however, information that has become publicly known and generally available other than through a wrongful act by you.

                  iv. "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

      7. Inventions.

            a. You hereby represent to the Company and agree that, except as described in Schedule A hereof, you have no invention, original work of authorship, development, improvement or trade secret that was made by you prior to your employment with the Company and which relates to the Company's current or proposed business, products or research and development.

            b. You will promptly make full written disclosure to the Company, hold in trust for the Company's sole right and benefit and hereby assign and agree to assign to the Company or its designee all of your right, title and interest in any and all Inventions. As used in this Agreement, "Inventions" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others and whether or not during normal business hours or on or off Company premises) during your employment that relate in any way to the business, products or services of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or for which the Confidential Information or the Company's facilities have been utilized. You further acknowledge and agree that all original works of authorship made by you solely or jointly with others within the scope of your employment and eligible for protection by copyright are "works made for hire," as that term is defined in the United States Copyright Act. You agree to keep and maintain adequate and current records of all Inventions made by you solely or jointly with others during your employment with the Company. Such records will be in the form of notes, sketches, drawings or any other format that may be specified by the Company These records will be available to, and remain the sole property of, the Company at all times. You agree to assist the Company or its designee, at the Company's expense, in every proper way, to secure the Company's rights in the Inventions and copyrights, including without limitation disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary or desirable in order to apply for and obtain such rights, and in order to assign and convey to the Company, its successors, designees and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto, both during your employment by the Company and thereafter. In the event that the Company is unable for any reason to secure or to prosecute any patent application with respect to any of such Inventions (including without limitation, renewals, extensions, continuations, divisions or continuations in part thereof), you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorney-in-fact to act for and in your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereof with the same legal force and effect as if executed by you. You agree that you will assist the Company in the prosecution and enforcement of the Company's rights to the Inventions and copyrightable materials after termination of your employment, at the Company's expense.

      8. Termination and Termination Benefits. Your employment with the Company is "at will," which means that either you or the Company may terminate your employment at any time, with or without cause or good reason.

            a. The Company may terminate your employment other than for "cause" at any time upon written notice to you and, in that event, the Company will pay you a lump sum amount equal to one year's base salary (determined by reference to your base salary as in effect at the time of such termination), such lump sum amount to be payable within 30 days of such notice of termination.

            b. The Company may terminate your employment upon written notice to you in the event that you become disabled during your employment through any illness, injury, accident or condition of either physical or psychological nature and, as a result, you are unable to perform substantially all of your duties and responsibilities hereunder for ninety (90) days during any three hundred and sixty-five (365) calendar days. In that event, the Company will continue to pay you your base salary (i) for a period of six (6) months following such termination or (ii) until you obtain other employment or (iii) until you become eligible for disability income under any disability income plan provided by the Company, whichever of these events shall first occur.

            c. The Company may terminate your employment hereunder for cause at any time upon written notice to you setting forth in reasonable detail the nature of such cause. The following, as determined by the Company in its reasonable judgment, shall constitute "cause" for termination: (i) your willful failure to perform your material duties and responsibilities to the Company and its Affiliates (including, without limitation, those duties and responsibilities described in Section 1); (ii) your material breach of Paragraph 6 or Paragraph 7 of this Agreement; (iii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; or (iv) your conviction of, or plea of nolo contendere to, a felony.

            d. You may terminate your employment at any time, with or without good reason, upon written notice to the Company. If you decide to terminate your employment without good reason, you agree to give the Company three months' notice of termination. You may terminate your employment hereunder with good reason at any time upon written notice to the Company. The following shall constitute "good reason" for termination: material breach by the Company of any provision of this Agreement, which breach continues for more than thirty (30) business days following receipt by the Company of written notice from you setting forth in reasonable detail the nature of such breach. If you terminate your employment with good reason, the Company will be obligated to you under Paragraph 8.a hereof as if the Company had terminated your employment other than for cause.

            e. If you resign without good reason or your employment is terminated by the Company for cause, the Company shall have no further obligation to you other than for base salary earned through the date of termination. No severance pay or other benefits of any kind will be provided.

      9. Withholding. All payments and reimbursements made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

      10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company and each of your respective successors, executors, administrators, heirs and permitted assigns.

      11. Waiver. Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      13. Notices. Except as otherwise expressly provided herein, any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its main office, attention of the Chairman of the Board.

      14. Captions. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

      15. Entire Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and supersedes all prior communications, agreements and understandings, written and oral, with respect to the terms and conditions of your employment. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the Chairman of the Board or other specifically authorized representative of the Company.

      16. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of Rhode Island, without regard to the conflict of laws principles thereof.

      17. No Conflicting Agreements. You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of employment with the Company nor your performance under this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or are bound or any order, injunction, judgment or decrees of any court or governmental authority or any arbitration award applicable to you.

      18. Compliance with Agreement. The Company's obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement (or otherwise granted you during the course of your employment) are conditioned on your compliance with the terms and conditions of this Agreement and the accuracy of the representations made to the Company by you herein.

      If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date first above written.

                                Sincerely yours,
                                CYTOTHERAPEUTICS, INC.


                                By:

                                    Richard M. Rose, M.D.
                                    Chairman
Accepted and agreed:


Billie M. York, Ph.D.

Date:
     --------------------

                                                                      Schedule A

                                Prior Inventions

      [See attached list]